EXHIBIT 99.1

South Texas Oil Company to Present at IPAA OGIS New York

SAN ANTONIO – April 16, 2009 (PR Newswire) – South Texas Oil Company (Nasdaq: STXX) today announced that it will be a presenting company at the upcoming Independent Petroleum Association of America’s (IPAA) Oil & Gas Investment Symposium.

South Texas Oil Company’s Chairman and CEO Mike Pawelek is scheduled to present on Wednesday, April 22, 2009 at 9:10 AM EDT.  The IPAA presentation will be webcast and is available by accessing the IPAA website at www.ipaa.org.  Accompanying presentation slides shall be posted on the Company’s website www.southtexasoil.com prior to the presentation.

About South Texas Oil Company

San Antonio-based South Texas Oil Company (NASDAQ: STXX) is an independent energy company engaged in the acquisition, production, exploration and development of crude oil and natural gas.  Our core operating areas include Texas, Louisiana and the Gulf Coast.  The Company controls a large inventory of lower-risk developmental / exploitation locations and higher-risk, high-reward exploration prospects.  The Company leverages its geological and geophysical strengths by acquiring high-quality, operated properties and further enhances an asset's value through field-level cost reduction.  It continually evaluates producing property acquisition opportunities complementary to its core operating areas.  Please visit www.southtexasoil.com for additional information.